Exhibit 99.1

AIR LIQUIDE COMPLETES ACQUISITION OF AIRGAS

•	Acquisition’s strong industrial and market logic ideally positions company for future growth and long-term value creation

•	More than $300 million in synergies identified, with the majority to be achieved within the next two to three years

•	Air Liquide strengthens its global leadership in the industrial gas industry

Paris, France, and Radnor (Pennsylvania), USA – 23 May 2016 – Air Liquide (Euronext Paris: AI), world leader in gases, technologies and services for Industry and Health, today announced that it has completed the acquisition of Airgas, Inc., one of the leading suppliers of industrial gases and associated products and services in the U.S. Globally, the combined businesses will generate annual sales of more than €20 billion (more than $22 billion at current exchange rates1), employ approximately 68,000 people around the world, and serve well over three million customers and patients.

Benoît Potier, Chairman and CEO of Air Liquide, said: “We are very pleased to have successfully closed our acquisition of Airgas, which will contribute to our strategy of profitable growth over the long term. There is strong industrial and market logic to this acquisition, which ideally positions Air Liquide for future growth. The two businesses are highly complementary, and the transaction extends our customer base through a unique, multi-channel distribution network and a nationwide presence in the U.S. Since founding Airgas some 30 years ago, Peter McCausland has successfully grown the business into one of the premier industrial gas companies in the U.S., and I would like to thank him for his leadership, dedication and achievements. This transaction represents significant value potential for all Air Liquide stakeholders, and it is an exciting day for the Group as we welcome our Airgas colleagues and together begin a new chapter in our history.”

Peter McCausland, Executive Chairman of Airgas, said: “Today’s history-making transaction is the culmination of more than 30 years of growth and value that we have steadfastly delivered to Airgas shareholders – it is a proud moment. The future is very bright for Airgas’ more than one million customers and our talented employees as we join Air Liquide’s unrivalled global footprint and strength in technology and innovation, while remaining committed to Airgas’ product offering, service model, and entrepreneurial culture. Thank you to our customers, shareholders, and associates for believing in the Airgas vision, just as I have, for all of these years.”

1 Calculated as of Friday, 20 May 2016.

Under the terms of the merger agreement, first announced and unanimously approved by each company’s Board of Directors in November 2015, Airgas shareholders receive $143 in cash for each share of common stock of Airgas. In connection with the merger, the Airgas common stock has been delisted from the New York Stock Exchange. Airgas will operate as a subsidiary of Air Liquide within the company’s U.S. operations and, commercially, will go to market as Airgas, an Air Liquide company.

Strategic Rationale:

•	There is strong industrial and market logic to this acquisition, which ideally positions the Group for future growth and long term value creation. It allows Air Liquide to expand in the U.S., the largest global market for industrial gases, and extends Air Liquide’s customer base by more than one million customers. The transaction will also create efficiencies in production and supply chain thanks to the complementary nature of the two businesses, and allows for potential volume growth using Airgas’ footprint to accelerate the deployment of Air Liquide’s new offerings and technologies. The acquisition also brings with it the most advanced multi-channel distribution network in the U.S., including e-commerce and telesales capabilities.

•	The transaction is expected to generate significant synergies. Through active preparation work prior to the closing, more than $300 million of pre-tax industrial, administrative and volume growth synergies have been identified, the majority of which are targeted for delivery within the next two to three years, and are structured in detailed work plans.

•	The combination represents significant value potential for all Air Liquide stakeholders, including shareholders, customers, and employees. The transaction will be accretive from year one of ownership. Air Liquide and Airgas together will deliver greater value, service and innovation to customers in North America and around the world by allowing Air Liquide to offer its leading production and innovation capabilities to a broader customer base. This combination also creates new opportunities for employees as part of a leading global organization that is ideally positioned for growth.

•	The combination strengthens Air Liquide’s global leadership in the industrial gas business. Air Liquide becomes the leader in North America, complementing number one positions in Europe, Middle East/Africa and Asia-Pacific. It will also be number one in Industrial Merchant, Large Industries and Electronics, and one of the key players in Healthcare.

Leadership Announcements:

•	Peter McCausland, Executive Chairman of the Board of Airgas, retired upon closing of the transaction.

•	Pierre Dufour, Senior Executive Vice-President and Board Director of Air Liquide, has been appointed Chairman of the Board of Airgas.

•	Michael Graff, Member of the Air Liquide Group’s Executive Committee and Executive Vice-President of the Houston Hub, has been appointed Vice Chairman of the Board of Airgas.

•	Pascal Vinet, Member of the Air Liquide Group’s Executive Committee, will be appointed CEO of Airgas, after a brief, post-closing transition phase. During this transition phase, Michael Molinini will continue with his current responsibilities, serving as Interim CEO of Airgas, and he will retire later this year.

•	Andrew Cichocki has been promoted to the role of Chief Operating Officer of Airgas, where his responsibilities will include direct oversight of the combined companies’ Industrial Merchant and Healthcare activities in the U.S., which are being consolidated under Airgas.

Next Steps:

•	Air Liquide will pursue and finalize sales of certain assets of the combined company in line with the divestiture process described in the U.S. Federal Trade Commission’s press release on 13 May 2016. The contemplated divestitures are in line with what Air Liquide was expecting prior to the transaction, and they will reduce the combined company’s sales by approximately $270 million annually.

•	Air Liquide received bridge financing for the transaction and refinancing of the acquisition will involve a capital increase in the range of €3 billion to €3.5 billion, together with a combination of U.S. dollar and Euro long-term bonds. Air Liquide is contemplating a capital increase with preferential subscription rights for shareholders at the end of Q3 2016 or the beginning of Q4 2016, subject to market conditions.

•	Air Liquide management will hold a Capital Markets Day for investors and analysts on 6 July 2016 in London, where the new Group mid-term plan will be presented.

Barclays Bank Plc and BNP Paribas are acting as financial advisors to Air Liquide. Cleary Gottlieb Steen & Hamilton LLP and Bredin Prat are acting as the primary legal advisors to Air Liquide.

Goldman Sachs and Bank of America Merrill Lynch are acting as financial advisors to Airgas and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Airgas.

Contact Information

Air Liquide

Media relations	Investor relations
Caroline Philips	Aude Rodriguez
+33 (0)1 40 62 50 84	+33 (0)1 40 62 51 50

Air Liquide USA
Michael Rosen
+1-713-624-8023

Airgas Media relations
Sarah Boxler
+1-610-263-8260

About Air Liquide2

World leader in gases, technologies and services for Industry and Health, Air Liquide is present in 80 countries with more than 50,000 employees and serves more than 2 million customers and patients. Oxygen, nitrogen and hydrogen have been at the core of the company’s activities since its creation in 1902. Air Liquide’s ambition is to be the leader in its industry, delivering long-term performance and acting responsibly.

Air Liquide ideas create value over the long term. At the core of the company’s development are the commitment and constant inventiveness of its people.

Air Liquide anticipates the challenges of its markets, invests locally and globally, and delivers high-quality solutions to its customers and patients, and the scientific community.

The company relies on competitiveness in its operations, targeted investments in growing markets and innovation to deliver profitable growth over the long-term.

Air Liquide’s revenues amounted to €16.4 billion in 2015, and its solutions that protect life and the environment represented more than 40% of sales. Air Liquide is listed on the Paris Euronext stock exchange (compartment A) and is a member of the CAC 40 and Dow Jones Euro Stoxx 50 indexes.

For more information, please visit www.airliquide.com

2 Air Liquide 2015 revenue, headcount and number of customers are not inclusive of Airgas.

About Airgas3

Airgas, Inc., an Air Liquide company, is one of the leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products in the United States. Airgas is a leading U.S. producer of atmospheric gases with 17 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 17,000 associates work in more than 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base.

Airgas revenues amounted to $5.3 billion for the fiscal year ending 31 March 2016.

For more information, please visit www.airgas.com

3 Airgas headcount and location numbers are not reflective of the combined Airgas and Air Liquide business.